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                                                                    EXHIBIT 10.1

                                  CONFIDENTIAL
                         INTERACTIVE SERVICES AGREEMENT

         This Anchor Tenant Interactive Services Agreement (this "Agreement"), effective as of March 15, 2000 (the "Effective Date"), is made and entered into by and between America Online, Inc. ("AOL"), a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and PNV, Inc. ("Interactive Content Provider" or "ICP"), a Delaware corporation, with its principal offices at 11711 NW 39th Street, Coral Springs, Florida 33065 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION

         AOL and ICP each desires that AOL provide access to the ICP Programming through the AOL Network, subject to the terms and conditions set forth in this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall be as defined on Exhibit B attached hereto.

                                      TERMS

1.       DISTRIBUTION; PROGRAMMING

         1.1 PROMOTION AND DISTRIBUTION. Beginning on a mutually agreed upon date(s) after the Effective Date, but not later than sixty (60) days after the Effective Date, AOL shall provide ICP with the promotions set forth on Exhibit A-1 provided that ICP has achieved Site and Content Preparation pursuant to
                  Section 1.9. The promotions described on Exhibit A-1 and any other promotions provided by AOL to ICP shall be referred to as the "Promotions." Except to the extent expressly described herein, the exact form, placement and nature of the Promotions shall be as provided for in this Agreement or as otherwise determined by AOL in its reasonable editorial discretion.

         1.2 CONTENT. The ICP Programming shall consist of the Content described on the programming plan attached as Exhibit A-2 (the "Programming Plan"). ICP has informed AOL of relevant search terms and terminology associated with popular areas and functionality within the ICP Internet Site and ICP Programming for AOL's promotional and Content integration purposes. AOL will provide links to the ICP Programming within the AOL Network (as described below) when the following search terms are used: Trucker, Truckers, Trucking, Truckin, PNV, ParkNView, Truck, Trucks, Rig, Peterbilt, Mack, Kenworth, Freightliner, Longhaul, Long Haul, Truck Stop, or Truckstop, to the extent that those search terms are used in a manner intended solely to elicit trucking industry related content. The inclusion of any additional Content within the ICP Programming (including, without limitation, any features, functionality or technology) not expressly described on Exhibit A shall be subject to AOL's prior written approval. AOL will develop a Trucker/Trucking related area within its Workplace channel for users of the AOL Service to access the Licensed Content.

         1.3 LICENSE. ICP hereby grants AOL a nontransferable, non-exclusive worldwide license to use, market, license (to AOL Affiliates or AOL Properties), store, distribute, reproduce, display, adapt, communicate, perform, translate, transmit, and promote the ICP Programming and the Licensed Content (or any portion thereof) through the AOL Network as set forth in this Agreement or as AOL may determine in its reasonable discretion, including without limitation the right to integrate Content from the ICP Programming by linking to specific areas thereon, provided that the link to any such Content on the AOL Network shall conform to the specifications of an ICP Presence. If AOL's integration or use of Content from the ICP Programming results in ICP being in violation of a third party agreement with respect to the Content in question, ICP shall promptly give written notice to AOL regarding ICP's restrictions with respect to such Content. AOL shall remove such Content in a timely manner. Any Linked


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                  ICP Interactive Sites shall be subject to the foregoing
                  license. Subject to the terms and conditions herein, ICP shall retain all right, title and interest to the Licensed Content.

         1.4 MANAGEMENT. ICP shall design, create, edit, manage, review, update (on a daily basis or as otherwise specified herein), and maintain the ICP Programming and the Licensed Content in a timely and professional manner and in accordance with the terms of this Agreement and shall keep the Licensed Content current, accurate and well-organized at all times. ICP shall ensure that the Licensed Content within the ICP Programming is equal to or better than the Content distributed by ICP through any other ICP Interactive Site in all material respects, including without limitation, quality, breadth, depth, timeliness, functionality, features, prices of products and services and terms and conditions, provided that any material changes to the ICP Programming or the Licensed Content necessary to comply with this sentence shall be subject to AOL's review and approval and the terms of this Agreement. Except as specifically provided for herein, AOL shall have no obligations of any kind with respect to the ICP Programming. ICP shall be responsible for any hosting or communication costs associated with the Secondary Page and ICP Programming (including any Linked Interactive Sites), including, without limitation, the costs associated with (i) any agreed-upon direct connections between the AOL Network and the ICP Programming. AOL Members shall not be subject to a registration process (or any similar process) in order to gain access and use the ICP Programming (including any Linked ICP Interactive Site) or the Licensed Content. AOL acknowledges that ICP has certain limited areas on the Primary Site that requires all users to register limited information. ICP shall ensure that such registration requirements are not unduly burdensome on AOL Members or otherwise hinder AOL Member's use of the Primary Site . During the Term and for the two (2) year period after the expiration or termination thereof, ICP shall allow AOL Members to access and use any ICP Interactive Site on terms and conditions no less favorable than the terms and conditions available to other users of such ICP Interactive Site. In the event ICP fails to comply with any material term of this Agreement, including without limitation ICP's obligations under this Section 1.4 or its promotional obligations under Section 2, AOL will have the right (in addition to any other remedies available to AOL hereunder) to decrease the promotion it provides to ICP hereunder and/or to decrease or cease any other contractual obligation of AOL hereunder until such time as ICP corrects its non-compliance, in which event AOL will be relieved of the proportionate amount of any promotional commitment made to ICP by AOL hereunder corresponding to such decrease in promotion.

         1.5      CARRIAGE FEE. ICP shall pay AOL $ 8,000,000.00 as follows:

                  1.5.1 CASH PAYMENT. ICP shall pay AOL $8,000,000.00 as follows: $2,000,00000 on the Effective Date and $1,000,000.00 on or before each of the dates that are three (3) months, six (6) months, nine (9) months, twelve (12) months, fifteen (15) months and eighteen
                           (18) months respectively, after the Effective Date.

         1.6 WARRANTS. In connection with the obligations of the Parties hereunder, and subject to the provisions hereof, ICP shall enter into a Common Stock Subscription Warrant Agreement substantially in the form of Exhibit I attached hereto (the "Warrant Agreement"). In the event ICP has not entered into the Warrant Agreement within thirty (30) days of the Effective Date, AOL shall have the right to delay performance of its obligations hereunder until such time as ICP shall have entered into the Warrant Agreement or AOL may terminate this Agreement, at its discretion.

         1.7 IMPRESSIONS TARGET. AOL shall provide ICP, pursuant to the terms and conditions of the Agreement, with at least 277,259,888 Impressions from placement of ICP Presences on the AOL Network (the "Impressions Target"), provided that only screens that contain a Banner Placement or a link to the ICP Programming or Secondary Page will count against the Impressions Target.


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                  Any shortfall in Impressions from a particular AOL Property or area within an AOL Property may be made up by over-delivery of Impressions in another AOL Property or area after AOL consults with ICP regarding where the Impressions shortfall will be made up. In the event AOL provides an excess of any annual Impressions target in any year, the Impressions target for the subsequent year shall be reduced by the amount of such excess. Any shortfall in Impressions at the end of a year will not be deemed a breach of this Agreement by AOL; instead such shortfall will be added to the Impressions target for the subsequent year. In the event that the Impressions Target is not met (or will not, in AOL's reasonable judgment, be met) during the Term, then as ICP's sole remedy, at AOL's option either (a) the Term shall be extended for up to six (6) months without additional carriage fees payable by ICP, (b) AOL shall, from time to time, provide ICP with the remaining Impressions in the form of advertising space within the AOL Network of comparable value to the undelivered Impressions (as reasonably determined by AOL), or (c) some combination thereof.

         1.8 MEMBER BENEFITS. ICP will generally promote through the ICP Programming any special or promotional offers made available by or on behalf of ICP through any ICP Interactive Site or any other distribution channel. In addition, ICP shall promote through the ICP Programming on a regular and consistent basis special offers exclusively available to AOL Members ("AOL Exclusive Offers"). ICP shall feature at least one AOL Exclusive Offer for AOL Members (except as otherwise mutually agreed upon by the Parties) at least once per quarter. The AOL Exclusive Offer made available by ICP shall provide a substantial member benefit to AOL Members, either by virtue of a meaningful price discount, product enhancement, unique service benefit or other special feature. ICP will provide AOL with reasonable prior notice of AOL Exclusive Offers and other special offers so that AOL can, in its editorial discretion, market the availability of such offers.

         1.9 SITE AND CONTENT PREPARATION. ICP shall achieve Site and Content Preparation within sixty (60) days after the Effective Date. "Site and Content Preparation" shall mean that ICP shall have completed all necessary production work (including completion of all necessary training for AOL's proprietary "Rainman" publishing tool) for the Secondary Page, ICP Programming and any other related areas or screens (including programming all Content thereon); customized and configured the Secondary Page and ICP Programming in accordance with this Agreement; and completed all other necessary work (including, without limitation, undergone all AOL site testing set forth on Exhibit E) to prepare the Secondary Page,all ICP Programming and any other related areas or screens to launch on the AOL Network as contemplated hereunder. In the event ICP has not achieved Site and Content Preparation within sixty
                  (60) days after the Effective Date, then in addition to any other remedies available, the Impressions Target set forth in
                  Section 1.7 shall be reduced on a pro rata basis based on the number of days after such sixty (60) day period that ICP achieves Site and Content Preparation divided by 365. In the event ICP has not achieved Site and Content Preparation within ninety (90) days after the Effective Date, then in addition to any other remedies available, AOL shall have the right to terminate this Agreement by giving ICP written notice thereof. If ICP is delayed in achieving Site and Content Preparation solely due to a failure by AOL to perform its obligations under this Agreement and ICP notifies AOL in writing of such failure and the resulting delay, then the sixty (60) day and ninety (90) day periods referenced in this Section shall each be extended by the amount of time of ICP's delay solely attributable to such failure by AOL.

         1.10 KEYWORD. ICP shall receive AOL Keywords "ParkNView" and"PNV" subject to the AOL Keyword Guidelines attached in Exhibit F. The Keyword will link to the the ICP Programming within the Workplace Channel of the AOL Service on the AOL Network.

         1.11 PREMIER STATUS. ICP shall receive Premier Status on the AOL Service. "Premier Status" shall mean that if AOL executes an agreement with another Long Haul Trucker-related Internet Portal


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                  Company for permanent placement within the Trucking area of the AOL Service, AOL will offer ICP the same or a similar opportunity. After receiving written notice from AOL, ICP shall have fifteen (15) days to provide AOL with written notice of its intent with respect to such opportunity. If ICP elects to enter into an agreement with AOL for such opportunity, then ICP shall execute a definitive agreement with AOL regarding such opportunity within thirty (30) days of AOL presenting ICP with such written agreement. AOL shall have no further obligations under this Section 1.11.

         2.       CROSS-PROMOTION

         2.1 COOPERATION. Each Party shall cooperate with and reasonably assist the other Party in supplying material for marketing and promotional activities.

         2.2 INTERACTIVE SITE. Within each ICP Interactive Site, ICP shall include a prominent actionable promotional button (at least 90 x 30 pixels or 70 x 70 pixels in size) appearing on the first screen of the ICP Interactive Site (the "AOL Promo"), to promote the America Online brand service. AOL will provide the creative content to be used in the AOL Promo. At ICP's option, ICP may promote AOL's "Bring Your Own Access" pricing plan through a textual description next to the AOL Promo. ICP shall post (or update, as the case may be) the creative content supplied by AOL within the spaces for the AOL Promo within five days of its receipt of such content from AOL. Without limiting any other reporting obligations of the Parties contained herein, ICP shall provide AOL with monthly written reports specifying the number of impressions to the pages containing the AOL Promo during the prior month. In the event that AOL elects to serve the AOL Promo to the ICP Interactive Site from an ad server controlled by AOL or its agent, ICP shall take all reasonable operational steps necessary to facilitate such ad serving arrangement, including, without limitation, inserting HTML code designated by AOL on the pages of the ICP Interactive Site on which the AOL Promo will appear. In addition, within each ICP Interactive Site, ICP shall provide prominent promotion for the keywords associated with the ICP Internet Site and links from the ICP Interactive Site to the relevant topic areas on AOL's AOL.com site. To the extent ICP offers or promotes any products or services similar to AOL's component products and services (including the AOL Tools listed in Section 5.2(c)), ICP shall provide equal or greater promotions for such AOL-designated products. The preceding sentence does not apply to products or services that are central to ICP's core Long Haul Trucker Internet access and related services business (e.g.,truck stop ISP service, trucks, parts, fuel etc.). ICP shall receive a bounty for customers joining AOL from ICP Internet Site according to the then-standard AOL Bounty plan. ICP shall also have the right to display the AOL Instant Messenger service on any ICP Interactive Site.

         2.3 OTHER MEDIA. In ICP's television, radio, print and "out of home" (e.g., buses and billboards, point of purchase and other "place-based" promotions) advertisements and in any publications, programs, features or other forms of media over which ICP exercises at least partial editorial control, ICP will include specific references or mentions (orally where possible) of the availability of the ICP Internet Site through the AOL Network. Such references or mentions shall be prominent on the live area of any print or "out of home" promotions, (b) at least three seconds in any thirty second television or radio spot and five seconds in any sixty second television or radio spot, and (c) at least 75 scan lines in any television advertisement. In any event, such references or mentions shall be at least as prominent as any references that ICP makes to any ICP Interactive Site (by way of site name, related company name, URL or otherwise). Without limiting the generality of the foregoing, ICP's listing of the "URL" for any ICP Interactive Site will be accompanied by an equally prominent listing of the "keyword" term on AOL for the ICP Internet Site, which listing shall conform to the keyword guidelines attached hereto as Exhibit F. All such references or mentions of AOL, and the use of AOL's trademarks, trade names and service marks in connection therewith, shall be in accordance with Section II of


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                  Exhibit C. If ICP determines in a particular case that it is not possible or commercially reasonable to include an AOL promotional reference, ICP shall provide AOL with prior written notice of such instance and obtain AOL's prior written consent (not to be unreasonably withheld) before running such promotion.

         2.4 Preferred Browser. ICP shall promote the Netscape browser as the preferred browser for users to access ICP Interactive Site and ICP Programming.

3.       REPORTING; PAYMENT.

         3.1 AOL USAGE REPORTING. AOL shall make available to ICP a monthly report specifying for the prior month aggregate usage and Impressions with respect to ICP's presence on the AOL Network, which are similar in substance and form to the reports provided by AOL to other content partners similar to ICP.

         3.2 ICP INTERNET SITE REPORTING. ICP will supply AOL with monthly reports which reflect total impressions by AOL Members to the ICPProgramming, the aggregate dollar value associated with transactions involving AOL Members, including sales by categories of products, and the screen names of AOL Members, to the extent ICP obtains such screen name(s), involved in any such transactions during the prior month. ICP represents that all URLs related to the ICP Primary Site are listed on Exhibit A-2 and ICP shall provide AOL with an update of such list promptly upon any change thereto. ICP shall also supply AOL with reports prepared in compliance with the AOL.com and Netscape reporting requirements attached hereto as Exhibit H.

         3.3 PROMOTIONAL COMMITMENTS. ICP shall provide to AOL a monthly report documenting its compliance with any promotional commitments it has undertaken pursuant to this Agreement in the form attached as Exhibit D hereto, and ICP shall provide AOL with impressions data with respect to the promotions specified in Section 2.

         3.4 PAYMENT SCHEDULE. Except as otherwise specified herein, each Party agrees to pay the other Party all amounts received and owed to such other Party as described herein on a quarterly basis within sixty (60) days of the end of the quarter in which such amounts were collected by such Party. The first quarter for which payment is to be made shall (i) begin on the first day of the month following the month of execution of this Agreement and (ii) include the portion of the month of execution following the Effective Date (unless this Agreement was executed on the first day of a month, in which case the quarter shall be deemed to begin on the first day of such month).

         3.5 WIRED PAYMENTS. All payments by ICP hereunder shall be paid in immediately available, non-refundable U.S. funds wired to the "America Online" account, Account Number 323070752 at the Chase Manhattan Bank, 1 Chase Manhattan Plaza, New York, New York 10081 (ABA: 021000021), or such other account of which AOL shall give ICP written notice.

4.       ADVERTISING AND MERCHANDISING

         4.1 AOL NETWORK ADVERTISING INVENTORY. AOL owns all right, title and interest in and to the advertising and promotional spaces within the AOL Network including, without limitation, the ICP Internet Site, ICP Programming, ICP Interactive Site and AOL Frames and shall have the right to all revenues therefrom. The specific advertising inventory within any AOL forms or pages, including such AOL Frames, shall be as reasonably determined by AOL.

         4.2 ICP SALE OF ADVERTISEMENTS. ICP hereby grants AOL the exclusive right to sell or license advertisements for one hundred percent (100%) of the total advertising or promotional inventory of the Primary Site or any other ICP Interactive Site ("AOL Advertisements"). With respect to any unsold inventory, as mutually agreed upon between AOL and ICP, AOL and ICP will divide


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                  such unsold inventory equally (i.e., 50% to AOL and 50% to
                  ICP) for the purpose of running house advertisements. ICP shall receive Sixty percent (60%) of the Advertising Revenues generated from AOL sale of advertisements on or through the Primary Site. AOL agrees to use commercially reasonable efforts to sell or license the available advertising and promotional inventory referenced herein.

         4.3 TERMS OF ADVERTISING SALES. Within thirty (30) days after the Effective Date, ICP shall provide AOL with a written report containing the following information with respect to the Advertising Site (the "Site Audit"): a site map of the Advertising Site; a categorization of all advertising inventory within the Advertising Site; a current list of ICP's advertisers together with contact information; a current summary of all commitments with respect to the advertising inventory on the Advertising Site; training materials for AOL's advertising sales force; and the most recent reports provided to the advertisers on the Advertising Site. ICP acknowledges that AOL will require at least ninety (90) days after receiving the Site Audit to review the Advertising Site, educate its sales force regarding the Advertising Site and prepare its ad server to serve Advertisements into the Advertising Site. ICP represents and warrants that (i) except as expressly set forth in the Site Audit, there are no agreements, arrangements, encumbrances or third party rights (including without limitation exclusivities) that affect advertising inventory within the Advertising Site and (ii) ICP shall not enter into any such agreements or arrangements or grant any such encumbrances or third party rights, in each case without AOL's prior written consent. AOL shall have the right during the term of this Agreement to represent to the public that it is an authorized independent sales representative of ICP for any and all Advertisements within the Advertising Site. In connection therewith, AOL may take any actions which AOL deems helpful or advisable to conducting its activities pursuant to this Agreement and AOL shall have the sole right to determine (i) the applicable quotations or terms of sale for any Advertisement, and (ii) the offering of any allowances or adjustments in accounts for any Advertisement. AOL shall have the right to sublicense its rights under this Agreement to third parties. The Parties shall work together to determine the amount and location of the advertising inventory on the Advertising Site and to create additional advertising inventory taking into account user experience. ICP shall not change the advertising inventory on the Advertising Site without AOL's prior written consent. ICP shall notify AOL in writing if ICP objects to any particular advertisement sold by AOL. AOL shall remove such advertisement in a timely manner.

         4.4 ADVERTISING PAYMENTS. Advertisers shall be directed to pay to AOL all amounts generated from the sale of Advertisements by AOL or its agents during the term of this Agreement. In the event any Advertiser remits any payment for Advertisements sold by AOL directly to ICP rather than to AOL, ICP agrees to make prompt payment to AOL of all such payments. AOL will remit ICP's share of Advertising Revenues to ICP, after deducting the Commission and the Revenue Split, on a quarterly basis within sixty (60) days after the end of the quarter in which such Advertising Revenues arise. AOL is not liable to ICP for any amounts not paid by Advertisers.

         4.5 ADVERTISEMENTS SERVING. AOL will serve Advertisements on the Advertiser Site at any time, either directly on its own server or by contracting with a third party server. If AOL elects to serve, or have a third party serve, the Advertisements, ICP agrees to take all reasonable steps necessary to facilitate AOL's serving of the Advertisements, including, without limitation, by maintaining the computer code on the Advertising Site at all times in order to display the Advertisements as required under this Agreement.

         4.6 INTERACTIVE COMMERCE. Any merchandising permitted hereunder through the Secondary Pageand/or ICP Programming shall be subject to (i) the then-current requirements of AOL's merchant certification program, (ii) AOL's standard terms and conditions applicable to its interactive marketing partners, and (iii) prior approval by AOL of all products, goods and services to be offered through the Secondary Page or the ICP Programming. AOL hereby


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                  approves the of ICP's promotion and sale of internet service to truckers through the ICP Programming and Secondary Page , provided that such service is promoted as only being available at truckstops and not competitive to AOL's internet access services. ICP will take all reasonable steps necessary to conform its promotion and sale of Products through the Secondary Page and ICP Programming to the then-existing technologies identified by AOL which are optimized for the AOL Service including, without limitation, any "quick checkout" tool where commercially reasonable which AOL may implement to facilitate purchase of Products by AOL Members through the ICP Programming. Prior to entering into negotiations with any third party regarding merchandising or commerce arrangements through the Secondary Page and/or ICP Programming, ICP shall give AOL written notice of such desire and, upon request by AOL, negotiate in good faith with AOL or its commerce or marketing partner in the applicable product/service category regarding a merchandising or commerce arrangement.

5.       CUSTOMIZED ICP PROGRAMMING AND SECONDARY PAGE

         5.1 PRODUCTION; PERFORMANCE. ICP shall optimize all ICP Programming and the Secondary Page for distribution hereunder according to AOL specifications and guidelines (including, without limitation, any HTML publishing guidelines) and the Operating Standards set forth on Exhibit E attached hereto.

         5.2 CUSTOMIZATION. ICP shall customize all ICP Programming and the Secondary Page for AOL Members as follows:

                           (a) ICP shall customize and co-brand the Secondary Page and ICP Programming for distribution over the AOL Properties listed in Exhibit A-1 using AOL's design guideline templates and co-branding requirements, including by (x) displaying on the Secondary Page framing (e.g., C-frame, side navigation/menu bars, headers and footers) of size and type determined by AOL and which contain branding for the applicable AOL Property and ICP as determined by AOL and, as determined by AOL, links to the applicable AOL Property, a search box and/or promotional spaces to be programmed by AOL, and (y) matching the look and feel of the applicable AOL Property on the ICP Programming. In addition, ICP shall comply with any customization and co-branding requirements set forth on Exhibit A. ICP shall make any changes to the customization and/or co-branding of the Secondary Page and ICP Programming to conform to the standard requirements of any AOL Property or otherwise reasonably requested by AOL during the Term.

                           (b) ICP shall ensure that AOL Members accessing the ICP Programming or linking to the Secondary Page or Primary Site do not receive advertisements, promotions or links (i) for any entity reasonably construed to be in competition with AOL or the applicable AOL Property, (ii) in a category in which AOL or the applicable AOL Property has an exclusive or other preferential relationship, or (iii) otherwise in violation of the applicable AOL Property's then-standard advertising policies. AOL hereby approves of ICP'spromotion of internet service to truckers through the Secondary Page ICP Programming, provided that such service is promoted as only being available at truckstops and not competitive to AOL's internet access services. ICP shall ensure that all Advertisements sold by ICP or its agents comply with all applicable federal, state and local laws and regulations.

                           (c) Run of Service Banner Placements, as set forth in Exhibit A, for ICP within the AOL Network shall linked directly to the Primary Site which may contain ICP's own community and communications utilities and functionality (e.g., chat, message boards), but must otherwise comply with all other restrictions on ICP Programming described herein. Links to from the ICP Programming in the Workplace Channel Trucker's area on the AOL Service shall be programmed to click through to a Secondary Page (e.g., an "article of the day")


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                           within the ICP Programming which shall not contain
                           ICP's own community and communications utilities and functionality mentioned above. ICP may include a link on the Secondary Page that directs AOL Members to the home page of the Primary Site where ICP's own communications and community functionality tools may exist.

                           (d) ICP shall host all pages of the ICP Programming and Secondary Page under a domain name co-branded with the applicable AOL Property (i.e., pnv.aol.com) and traffic to pages hosted on any such domain name shall be deemed to be AOL and ICP traffic. ICP agrees that for the purpose of third party industry measurement metrics (such as Media Metrix and Relevant Knowledge), the traffic (i.e., page views) within such pages and sites shall be exclusively attributable to AOL.

         5.3 LINKS ON ICP PROGRAMMING. The Parties will work together on mutually acceptable links (including links back to AOL) within the ICP Programming in order to create a robust and engaging AOL member experience and the ICP Programming shall not contain any pointers or links to any other area on or outside the AOL Network without AOL's prior written consent, other than standard advertising that otherwise complies with this Agreement. ICP shall take reasonable efforts to ensure that AOL traffic is generally either kept within the ICP Programming or channeled back into the AOL Network and ICP shall ensure that the ICP Programming contain no permanent or semi-permanent links for third party Content, nor any rotational links for aggregated Content within the same Content category or channel as ICP, except as specifically set forth in the Programming Plan. To the extent that AOL notifies ICP in writing that, in AOL's reasonable judgment, links from the ICP Programming cause an excessive amount of AOL traffic to be diverted outside of such site and the AOL Network in a manner that has a detrimental effect on the traffic flow of the AOL audience, then ICP shall immediately reduce the number of links out of such site(s). In the event that ICP cannot or does not so limit diverted traffic from such site, AOL reserves the right to terminate such links from the AOL Network to such site.

         5.4 REVIEW. ICP shall allow appropriate AOL personnel to have reasonable access to all ICP Programming and Secondary Page from time to time for the purpose of reviewing such sites to determine compliance with the provisions of this Section 5.

6.       TERM, TERMINATION, PRESS RELEASES.

         6.1. TERM. Unless earlier terminated as set forth herein, the initial term of this Agreement shall commence on the Effective Date and expire twenty six months (26) months from the Effective Date. Upon the expiration or earlier termination of this Agreement, AOL may, at its discretion, continue to promote one or more "pointers" or links from the AOL Network to an ICP Interactive Site and continue to use ICP's trade names, trade marks and service marks in connection therewith (collectively, a "Continued Link").

         6.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof; provided, however, that AOL will not be required to provide notice to ICP in connection with ICP's failure to make any payment required under Section 1.5, and the cure period with respect to any scheduled payment shall be fifteen (15) days from the date such payment is due.

         6.3 TERMINATION FOR BANKRUPTCY/INSOLVENCY OR CHANGES IN BUSINESS. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party
                  (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or


                                                                    CONFIDENTIAL
                  involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         6.4 PRESS RELEASES. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any press release or any other public statement ("Press Release") regarding the transactions contemplated hereunder. Notwithstanding the foregoing, either Party may issue Press Releases and other disclosures as required by law, rule, regulation or court order or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide at least five (5) business days prior written notice of such disclosure. The failure to obtain the prior written approval of the other Party shall be deemed a material breach of this Agreement. Because it would be difficult to precisely ascertain the extent of the injury caused to the non-breaching Party, in the event of such material breach, the non-breaching Party may elect either to (a) terminate this Agreement immediately upon notice to the other Party, or (b) elect to modify the Impressions commitment hereunder by fifteen percent (15%) (i.e., either an increase in the Impressions commitment if AOL has violated this provision or a decrease in the Impressions commitment if ICP has violated this provision). The Parties agree that the liquidated damages set forth in the preceding sentence are a reasonable approximation of the injury that would be suffered by the non-breaching Party.

7. TERMS AND CONDITIONS. The terms and conditions set forth on the Exhibits attached hereto are hereby made a part of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                            PNV, INC.


By: /s/ David M. Colburn                        By: /s/ Steven Yevoli
    ---------------------------------               ---------------------------

Print Name:  David M. Colburn                   Print Name: Steven Yevoli
             ------------------------                       -------------------

Title: President, Business Affairs              Title:  President, PNV.COM
       ------------------------------                   -----------------------

Date: March 21, 2000                            Date:  March 17, 2000
      -------------------------------                  ------------------------

                                                Tax ID/EIN#:
                                                              -----------------

                                                                    CONFIDENTIAL

                                    EXHIBIT A


            EXHIBIT A-1: BANNER PLACEMENTS BROKEN OUT BY AOL PROPERTY

CLIENT:  PNV

TARGETS ARE SUBJECT TO SECTION 1.7


AOL SERVICE                                                            YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

Sports ROS                                              234X60
                                                                         2,640,000         2,956,800         5,596,800
News ROS                                                234X60
                                                                         2,640,000         2,956,800         5,596,800
Entertainment ROS                                       234X60
                                                                           900,000         1,008,000         1,908,000
Personal Finance ROS                                    234X60
                                                                         1,800,000         2,016,000         3,816,000
Workplace ROS                                           234X60
                                                                         1,320,000         1,478,400         2,798,400
Slingo Daughter Ad                                      234X60
                                                                         8,400,000         9,408,000        17,808,000
The Game Parlor                                         234X60
                                                                         2,113,596         2,367,228         4,480,824
Grandstand - Wrestling Sponsor                          88X31
                                                                           733,098           821,070         1,554,168
Grandstand - Wrestling Banners                          234X60
                                                                           427,641           821,070         1,248,710
Auto Enthusiast                                         120X60
                                                                           650,844           728,945         1,379,789
Auto Racing News - Feature Articles                     234X60
                                                                           146,160           163,699           309,859
Auto Racing News - More Stories (All)                   234X60
                                                                            99,624           111,579           211,203


                                                                    CONFIDENTIAL


Auto Racing Top Sites Index                             234X60
                                                                            58,788            65,843           124,631
Daytona 500 Gold Sponsor                                234X60 &
                                                        88X31               90,000           100,800           190,800
Brickyard 400 Premiere Sponsor                          234X60 &
                                                        88X31              135,000           151,200           286,200
Travel - Destination Search                             234X60
                                                                         1,807,200         2,024,064         3,831,264
Demo Targeted Email (TBD)                               175X45
                                                                         8,520,000         9,542,400        18,062,400
Love@AOL                                                468X60
--------                                                                15,018,000        16,820,160        31,838,160
Chat ROS                                                175X45
                                                                        19,800,000        22,176,000        41,976,000
AOL Search Directory - Directory - Business - Trucking  468X60
(To be created)                                                                  -                 -                 -
Keyword: PNV & Park N View                              keyword                  -                 -                 -
Trucker's Industry Page in Workplace Sponsor Position   234X60                   -                 -                 -
Find a Chat In Special Interests for Truckers and       Chatroom
their Families                                                                   -                 -                 -
Email                                                   175X45
                                                                         8,400,000         9,408,000        17,808,000
=======================================================================================================================
                                                                        75,699,951        85,126,057       160,826,007


SEARCH 2000                                                            YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

Trucker                                                 468X60
                                                                            36,000            40,320            76,320
Truckers                                                468X60
                                                                            96,000           107,520           203,520
PNV                                                     468X60
                                                                                 -                 -                 -
Trucking                                                468X60
                                                                           408,000           456,960           864,960
Truckin                                                 468X60
                                                                            24,000            26,880            50,880
Truck                                                   468X60
                                                                           900,000         1,008,000         1,908,000
Trucks                                                  468X60
                                                                           660,000           739,200         1,399,200
Rig                                                     468X60
                                                                            12,000            13,440            25,440
Peterbilt                                               468X60
                                                                            48,000            53,760           101,760
Mack                                                    468X60
                                                                            84,000            94,080           178,080
Kenworth                                                468X60
                                                                            48,000            53,760           101,760
Long Haul                                               468X60
                                                                                 -                 -                 -
Freightliner                                            468X60
                                                                            48,000            53,760           101,760
Truckstop                                               468X60
                                                                            24,000            26,880            50,880
Truck Stop                                              468X60                   -                 -                 -
Longhaul                                                468X60                   -                 -                 -

=======================================================================================================================
                                                                         2,388,000         2,674,560         5,062,560


DCI                                                                    YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

DCI News & Weather ROS                                  234X60
                                                                         1,200,000         1,344,000         2,544,000
DCI Sports Graphical Promo                              42X42


                                                                    CONFIDENTIAL

                                                                         2,400,000         2,688,000         5,088,000
DCI Chat                                                234X60
                                                                         2,400,000         2,688,000         5,088,000
DCI  ROS                                                234X60
                                                                           759,600           850,752         1,610,352

========================================================================================================================
                                                                         6,759,600         7,570,752        14,330,352


NETSCAPE                                                               YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

Autos- Car Fans Banner                                                           -                 -                 -
Autos- Used Cars Banner                                                          -                 -                 -
Open Directory - Directory - Business - Trucking/Freight
(To be created)                                                                  -                 -                 -

-----------------------------------------------------------------------------------------------------------------------
TOTAL NETSCAPE BANNERS, B2B, AND PARTNER B2B                            13,020,000        14,421,733        27,441,733

                                                                                                                     -
=======================================================================================================================
                                                                        13,020,000        14,421,733        27,441,733


CROSS BRAND PRODUCTS                                                   YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

Yellow Pages - Total Cities Listing (Trucking, Truck    468X60                   -                 -                 -
Transport, Terms TBD)
Yellow Pages - Automotive Main                          468X60
                                                                           154,356           172,879           327,235
Yellow Pages - Automotive Parts and Repair              468X60
                                                                            85,860            96,163           182,023
Yellow Pages - Automotive Services                      468X60
                                                                         1,059,612         1,186,765         2,246,377

=======================================================================================================================
                                                                         1,299,828         1,455,807         2,755,635


PARTNER                                                                YEAR 1            YEAR 2            TOTALS
                                                        COPY SIZE      IMPS/Y1           IMPS/Y2            IMPS
-----------------------------------------------------------------------------------------------------------------------

American Greetings ROS                                  468X60
                                                                        15,000,000        16,800,000        31,800,000
Ebay ROS                                                468X60
                                                                        15,000,000        16,800,000        31,800,000
Realtor.com ROS                                         468X60
                                                                         1,200,000         1,344,000         2,544,000
Net Noir ROS                                            234X60
                                                                           330,000           369,600           699,600

=======================================================================================================================
                                                                        31,530,000        35,313,600        66,843,600

-----------------------------------------------------------------------------------------------------------------------
TOTALS                                                                 130,697,379       146,562,510       277,259,888
CPM


                                                                    CONFIDENTIAL

                         EXHIBIT A-2: PROGRAMMING PLAN:


SECTION 1: CONTENT

GENERAL REQUIREMENTS

1.       Programming ICP is required to provide:

         -        Daily news for the trucking professional

         - Articles and features, including PNV Truckstops, Freeway, content from Connect Magazine, Your Rig, Sound Off, Trucking Life, Truckers Finance

         - Trucking Services, including Transportation Agencies, Traffic & Roads, Trucking Associations

         - Various Trucking "essentials," to be determined by WorkPlace and PNV.com


Integration


TRUCKING PROFESSIONS PAGE: This HTML page will have a "presented by PNV.com" logo. AOL will create promo text links that connect to a co-branded page, created by PNV.com (see co-branded image below). AOL and PNV.com will together decide which articles, resources, guides, etc. are to be promoted on the Trucking Professions page.

2.       Programming ICP is required to provide on an exclusive basis: None

3.       ICP-provided live events: None

4.       Content requiring daily or other regular updates: News

5.       Publishing format(s): HTML

6. Anticipated CS or Technology production requirements and launch contingencies: None

7. ICP's current content, or any possible future content, to be explicitly excluded from the ICP's area on AOL: PNV.com's email, Chat, Calendar, and Classifieds areas

                                                                    CONFIDENTIAL

                            EXHIBIT B -- DEFINITIONS

DEFINITIONS.  The following definitions shall apply to this Agreement:

ADVERTISEMENTS. Promotions, advertisements, links, pointers and similar services or rights.

ADVERTISING REVENUES. Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by ICP or ICP's agents, as the case may be, arising from the license or sale of AOL Advertisements, less applicable Advertising Sales Commissions.

ADVERTISING SALES COMMISSION. In the case of an AOL Advertisement, actual amounts paid as commission to third party agencies or AOL, as the case may be, in connection with sale of the AOL Advertisement.

ADVERTISING SITE. The Generally Available Site or any ICP Interactive Site in which AOL has the right to sell advertisements.

AFFILIATE. Any agent, distributor or franchisee of AOL, or an entity that, directly or indirectly, controls, is controlled by, or is under common control with AOL, including any entity in which AOL holds, directly or indirectly, at least a nineteen percent (19%) equity interest.

AOL SERVICE. The standard narrow-band U.S. version of the America Online(R) brand service, specifically excluding (a) AOL.comSM and any other AOL Interactive Site, (b) the international versions of an America Online service (e.g., AOL Japan), (c) the CompuServe(R) brand service and any other CompuServe products or services, (d) Netscape Netcenter(TM) and any other Netscape(R) products or services, (e) "ICQsm," "AOL NetFiNDsm," "AOL Instant MessengERsm," "Digital CiTYsm," "AOL NetMailSM," "Real FansSM", "Love@AOLSM", "Entertainment AsylumSM," "AOL HometownSM" or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online(R) brand service, (f) any programming or content area offered by or through the U.S. version of the America Online(R) brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online(R) brand service, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online service which is materially different from the standard narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL.COM. AOL's primary Internet-based Interactive Site marketed under the "AOL.COM(SM)" brand, specifically excluding (a) the AOL Service, (b) any international versions of such site, (c) CompuServe.com, Netscape Netcenter, any other CompuServe or Netscape products or services or interactive sites, (d) "ICQ{SM)," "AOL NetFind(SM)," "AOL Instant Messenger(SM)," "AOL NetMail(SM)" or any similar independent product or service offered by or through such site or any other AOL Interactive Site, (e) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any programming or Content area offered by or through the U.S. version of the America Online brand service which was operated, maintained or controlled by the former AOL Studios division, (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online Interactive Site which is materially different from AOL's primary Internet-based Interactive Site marketed under the "AOL.COM" brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL PROPERTY. Any product, service or property owned, operated, marketed, distributed, or authorized to be distributed by or through AOL or its Affiliates, including, without limitation, the AOL Service, AOL.com, and AOL Hometown.

AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the AOL Network and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements.

AOL MEMBER(S). Any user of the AOL Network, including authorized users (including any sub-accounts under an authorized master account) of the AOL Service and/or the CompuServe Service.

AOL NETWORK. (i) The AOL Service, AOL.com, and (ii) any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide (and including those products, services and properties that are excluded from the definitions of the AOL Service, AOL.com or any other AOL Property). It is understood and agreed that the rights of ICP relate solely to particular AOL Properties as expressly set forth in this Agreement and not generally to the AOL Network.

BANNER PLACEMENTS. Non-continuos or non-permanent placements of banners within the AOL Network that link to from the ICP Internet Site.

CHANGE OF CONTROL. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of this Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

CONTENT. Text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, URLs, keywords and other navigational elements, links, pointers, technology and software.

KEYWORD(TM) SEARCH TERMS. (a) The Keyword online search terms made available on the AOL Service, combining AOL's Keyword online search modifier with a term or phrase specifically related to ICP (and determined in accordance with the terms of this Agreement) and (b) the Go Word online search terms made available on the CompuServe Service, combining CompuServe's Go Word online search modifier with a term or phrase specifically related to ICP (and determined in accordance with the terms of this Agreement).

ICP INTERACTIVE SITE. Any interactive site or area (other than ICP Programming), including any mirrored site or area, which is managed, maintained or owned by ICP or its agents or to which ICP provides and/or licenses information, content or other materials, including, by way of example and without limitation, (i) an ICP site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed Active Desktop or interactive television service such as WebTV.

ICP PRESENCE. Any (a) ICP trademark or logo, Banner Placements (b) headline or picture from ICP Content, (c) teaser, icon, or link to the ICP Internet Site or ICP Programming and/or (d) other Content which originates from, describes or promotes ICP or ICP's Content.

ICP PROGRAMMING. Any (a) area within the AOL Network or outside the AOL Network but exclusively available to AOL Members, which area is developed, programmed, and/or managed by ICP, in whole or in part, pursuant to this Agreement and all Content thereon (including, without limitation, message boards, chat and other AOL Member-supplied content areas contained therein) including, without limitation, any co-branded site or page, but excluding the ICP Internet Site and
(b) Content provided to AOL by ICP pursuant to this Agreement for distribution on or through the AOL Network other than on the ICP Internet Site.


                                                                    CONFIDENTIAL

IMPRESSION. User exposure to an ICP Presence, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

INTERACTIVE SERVICE. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of products and/or services across multiple interactive commerce categories; (iii) a persistent desktop client; or (iv) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time or "instant" online messages (whether by telephone, computer or other means).

LINKED INTERACTIVE SITE. Any site or area outside of the AOL Network which is linked to ICP Programming (through a "pointer" or similar link) subject to approval by AOL in accordance with the terms and conditions of this Agreement.

LINKED ICP INTERACTIVE SITE. Any ICP Interactive Site which is also a Linked Interactive Site.

LICENSED CONTENT. All Content offered through the ICP Internet Site pursuant to this Agreement or otherwise provided by or on behalf of ICP or its agents in connection herewith (e.g., offline promotional content or online Content for distribution through the AOL Network), including without limitation all ICP Programming.

LONG HAUL TRUCKER. Transportation companies, entities or persons operating for the purpose of hauling freight for commercial purposes.

PRIMARY SITE. The Internet site and Content, currently located at URL:http://www.pnv.com and all related URLs, which are managed, maintained or owned by ICP or its agents or to which ICP licenses information, content or other materials.

PRODUCT. Any product, good or service which ICP (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to AOL Members directly or indirectly through (i) the ICP Internet Site (including through any Interactive Site linked thereto) or ICP Programming (including any Linked Interactive Site), (ii) any other electronic means directed at AOL Members (e.g., e-mail offers), or (iii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the ICP Internet Site or ICP Programming requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder).

SECONDARY PAGE. A page, that complies with all restrictions on the ICP Programming (e.g., does not contain chat, E-mail, message boards or other community functionality tools) that serves as the navigational page to reach the Primary Site from the ICP Programming residing within the AOL Service Workplace Channel Trucker's area.

TERM. The period beginning on the Effective Date and ending upon the expiration or earlier termination of this Agreement.

                                                                    CONFIDENTIAL

                EXHIBIT C -- STANDARD LEGAL TERMS AND CONDITIONS

I.  AOL NETWORK

CONTENT. ICP represents and warrants that all Content contained within the ICP Internet Site and ICP Programming and all Licensed Content (i) does and will conform to AOL's applicable Terms of Service, the terms of this Agreement and any other standard, written policy of AOL and any applicable AOL Property (including without limitation AOL's kids policies to the extent applicable),
(ii) does not and will not infringe on or violate any U.S.copyright, U.S. trademark, U.S. patent, rights of publicity, moral rights or any other third party right, including without limitation, any music performance or other music related rights, and (iii) does not and will not contain any Content which violates any applicable law or regulation ((i), (ii) and (iii) collectively, the "Rules"). In the event that AOL notifies ICP in writing that any such Content, as reasonably determined by AOL, does not comply or adhere to the Rules, then ICP shall use its best efforts to block access by AOL Members to such Content. In the event that ICP cannot, through its best efforts, block access by AOL Members to such Content in question, then ICP shall provide AOL prompt written notice of such fact. AOL may then, at its option, either (i) restrict access from the AOL Network to the Content in question using technology available to AOL or (ii) in the event access cannot be restricted, direct ICP to remove any such Content. ICP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

AOL NETWORK DISTRIBUTION. ICP shall not authorize or permit any third party to distribute any Content of ICP through the AOL Network absent AOL's prior written approval. The distribution, placements and/or promotions described in this Agreement or otherwise provided to ICP by AOL shall be used by ICP solely for its own benefit, will link to and promote solely the Licensed Content within the ICP Internet Site or ICP Programming expressly described on Exhibit A and will not be resold, traded, exchanged, bartered, brokered or otherwise offered or transferred to any third party or contain any branding other than ICP's branding. Further, the Content of all such distribution, placements and promotions shall be subject to AOL's policies relating to advertising and promotion, including those relating to AOL's exclusivity commitments and other contractual preferences to third parties.

CHANGES TO AOL PROPERTIES. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOLNetwork at any time, including without limitation, by adding or deleting channels, subchannels and/or screens and/or by outsourcing to a third party the programming responsibility for any channel, subchannel, screen or portion thereof. If such redesign or modification substantially modifies the nature of the distribution provided under this Agreement in a material adverse fashion, or if AOL is otherwise unable to deliver any particular Promotion, AOL will provide ICP , as its sole remedy, with comparable distribution which is reasonably satisfactory to ICP.

CONTESTS. ICP shall ensure that any contest, sweepstakes or similar promotion conducted or promoted through the ICP Internet Site and/or ICP Programming (a "Contest") complies with all applicable laws and regulations. ICP shall provide AOL with (i) at least thirty (30) days prior written notice of any Contest and
(ii) upon AOL's request, an opinion from ICP's counsel confirming that the Contest complies with all applicable federal, state and local laws and regulations.

DISCLAIMERS. ICP agrees to include within the ICP Internet and ICP Programming a disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that all Content (including any products and services) is provided solely by ICP and not AOL, and any transactions are solely between ICP and AOL Members using or purchasing such Content and AOL is not responsible for any loss, expense or damage arising out of the Licensed Content or services provided through the ICP Internet Site or ICP Programming (e.g., "In no event shall AOL nor any of its agents, employees, representatives or affiliates be in any respect legally liable to you or any third party in connection with any information or services contained herein and AOL makes no warranty or guaranty as to the accuracy, completeness, correctness, timeliness, or usefulness of any of the information contained herein"). ICP shall not in any manner state or imply that AOL recommends or endorses ICP or its Content.

INSURANCE. At all times during the Term, ICP shall maintain an insurance policy or policies reasonably satisfactory to AOL and adequate in amount to insure ICP against all liability associated with the Licensed Content. ICP shall include AOL as a named insured party on such policy or policies. ICP shall provide AOL with a copy of such policy or policies within thirty (30) days after the Effective Date, failing which, in addition to all other available remedies, AOL shall be entitled to delay the launch of the Licensed Content on the AOL Network (and reduce AOL's promotional and Impressions obligations proportionately). ICP shall promptly notify AOL of any material change in such policy or policies.

NAVIGATION. In cases where an AOL Member performs a search for ICP through any search or navigational tool or mechanism that is accessible or available through the AOL Network (e.g., promotions, Keyword Search Terms, navigation bars or any other promotions or navigational tools), AOL shall have the right to direct such AOL Member to the ICP Internet Site, or any other ICP Interactive Site determined by AOL in its reasonable discretion. ICP shall ensure that navigation back to the AOL Network from the ICP Internet Site (and from any other ICP Interactive Site linked to from the AOL Network), whether through a particular pointer or link, the "back" button on an Internet browser, the closing of an active window, or any other return mechanism, shall not be interrupted by ICP through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any html pop-up window or any other similar device.

AOL LOOK AND FEEL. ICP acknowledges and agrees that AOL shall own all right, title and interest in and to the AOL Look and Feel. In addition, AOL shall retain editorial control over the portions of the AOL pages and forms which frame the ICP Internet Site or ICP Programming (the "AOL Frames"). AOL may, at its discretion, incorporate navigational icons, links and pointers or other Content into such AOL Frames.

OPERATIONS. AOL shall be entitled to require reasonable changes to the ICP Internet Site and ICP Programming to the extent such site will, in AOL's good faith judgment, adversely affect operations of the AOL Network.

CLASSIFIEDS, AUCTIONS AND CLUBS. ICP shall not implement or promote any classifieds listing features through Secondary Page or ICP Programming without AOL's prior written approval. Such approval may be conditioned upon, among other things, ICP's conformance with any then-applicable service-wide technical or other standards related to online classifieds. ICP shall not conduct any merchandising through the Secondary Page ICP Programming through auctions, clubs or any method other than a direct sales format without AOL's prior written consent.

MESSAGE BOARDS; CHAT ROOMS AND COMPARABLE VEHICLES. Any Content submitted by ICP or its agents within message boards, chat rooms or any comparable vehicles will be subject to the license grant relating to submissions to "public areas" set forth in the AOL Terms of Service. ICP acknowledges that it has no rights or interest in AOL Member submissions to message boards, chat rooms or any other vehicles through which AOL Members may make submissions within the AOL Network. ICP will refrain from editing, deleting or altering, without AOL's prior approval, any opinion expressed or submission made by an AOL Member within ICP Programming except in cases where ICP has a good faith belief that the Content in question violates an applicable law, regulation, third party right or the applicable AOL Property's Terms of Service.

DUTY TO INFORM. ICP shall promptly inform AOL of any information related to the ICP Internet Site, ICP Programming or the Licensed Content which could reasonably lead to a claim, demand or liability of or against AOL and/or its Affiliates by any third party.

RESPONSE TO QUESTIONS/COMMENTS; CUSTOMER SERVICE. ICP shall respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding the ICP Internet Site, ICP Programming or the Licensed Content by AOL Members or on request by AOL, and shall cooperate and assist AOL in promptly answering the same. ICP shall have sole responsibility for customer service (including, without limitation, order processing, billing, shipping, etc.) and AOL shall have no responsibility with respect thereto. ICP shall comply with all applicable requirements of any federal, state or local consumer protection or disclosure law.

STATEMENTS THROUGH AOL NETWORK. ICP shall not make, publish, or otherwise communicate through the AOL Network any deleterious remarks concerning AOL or its Affiliates, directors, officers, employees, or agents (including, without limitation, AOL's business projects, business capabilities, performance of duties and services, or financial position) which remarks are based on the relationship established by this Agreement or information exchanged hereunder. This section is not intended to limit good faith editorial statements made by ICP based upon publicly available information, or information developed by ICP independent of its relationship with AOL and its employees and agents.

PRODUCTION WORK. In the event that ICP requests any AOL production assistance, ICP shall work with AOL to develop detailed production plans for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL shall notify ICP of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement shall be reflected in a separate work order signed by the Parties. All fees to be paid to AOL for any such production work shall be paid in advance. To the extent ICP elects to retain a third party provider to perform any such


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production work, work produced by such third party provider must generally conform to AOL's production standards available at Keyword "Styleguide." The specific production resources which AOL allocates to any production work to be performed on behalf of ICP shall be as determined by AOL in its sole discretion. With respect to any routine production, maintenance or related services which AOL reasonably determines are necessary for AOL to perform in order to support the proper functioning and integration of the Promotions, ICP Programming and the ICP Internet Site ("Routine Services"), ICP will pay the then-standard fees charged by AOL for such Routine Services.

PRODUCTION TOOLS. AOL shall determine in its sole discretion, which of its proprietary publishing tools (each a "Tool") shall be made available to ICP in order to develop and implement the Licensed Content during the Term. ICP shall be granted a nonexclusive license during the Term to use any such Tool, which license shall be subject to: (i) ICP's compliance with all rules and regulations relating to use of the Tools, as published from time to time by AOL, (ii) AOL's right to withdraw or modify such license at any time, and (iii) ICP's express recognition that AOL provides all Tools on an "as is" basis, without warranties of any kind.

TRAINING AND SUPPORT. AOL shall make available to ICP standard AOL training and support programs necessary to produce any AOL areas hereunder. ICP can select its training and support program from the options then offered by AOL. ICP shall be responsible to pay the fees associated with its chosen training and support package. In addition, ICP will pay travel and lodging costs associated with its participation in any AOL training programs (including AOL's travel and lodging costs when training is conducted at ICP's offices).

LAUNCH DATE. In the event that any terms contained herein relate to or depend on the launch date of the ICP Internet Site or other property contemplated by this Agreement, which launch date is later than the Effective Date, then it is the intention of the Parties to record such launch date in a written instrument signed by both Parties promptly following such launch date; provided that, in the absence of such a written instrument, the launch date shall be as reasonably determined by AOL based on the information available to AOL.

KEYWORDS. Any Keyword Search Terms to be directed to the ICP Internet Site shall be (i) subject to availability for use by ICP and (ii) limited to the combination of the Keyword(TM) search modifier combined with a registered trademark of ICP. AOL reserves the right to revoke at any time ICP's use of any Keyword Search Terms which do not incorporate registered trademarks of ICP. ICP acknowledges that its utilization of a Keyword Search Term will not create in it, nor will it represent it has, any right, title or interest in or to such Keyword Search Term, other than the right, title and interest ICP holds in ICP's registered trademark independent of the Keyword Search Term. Without limiting the generality of the foregoing, ICP will not: (a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword Search Term; or (b) use the Keyword Search Term, except for the purposes expressly required or permitted under this Agreement. This Section shall survive the completion, expiration, termination or cancellation of this Agreement.

ACCOUNTS. To the extent AOL has granted ICP any accounts on the AOL Service, ICP will be responsible for the actions taken under or through its accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any account issued to ICP, but ICP will not be liable for charges incurred by any account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any such account.

II.   TRADEMARKS

TRADEMARK LICENSE. In designing and implementing any marketing, advertising, or other promotional materials (expressly excluding Press Releases) related to this Agreement and/or referencing the other Party and/or its trade names, trademarks and service marks (the "Promotional Materials") and subject to the other provisions contained herein, ICP shall be entitled to use the following trade names, trademarks and service marks of AOL: the "America Online(R)" brand service, "AOL(TM)" service/software and AOL's triangle logo and, in connection therewith, ICP shall comply with the AOL styleguide available at keyword: "style guide"; and AOL and its Affiliates shall be entitled to use the trade names, trademarks and service marks of ICP (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice. This Section shall survive the completion, expiration, termination or cancellation of this Agreement.

RIGHTS. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

QUALITY STANDARDS. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to quality standards communicated in writing by the other Party for use of its trademarks. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party shall comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party's Marks.

PROMOTIONAL MATERIALS. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any Promotional Materials; provided, however, that after initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference in Promotional Materials to the existence of a business relationship between AOL and ICP, including, without limitation, the availability of the Licensed Content through the AOL Network, or use of screen shots relating to the distribution under this Agreement (so long as the AOL Network is clearly identified as the source of such screen shots) for promotional purposes shall not require the approval of the other Party. Once approved, the Promotional Materials may be used by a Party and its affiliates for the purpose of promoting the distribution of the Licensed Content through the AOL Network and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials may be depleted.

INFRINGEMENT PROCEEDINGS. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party, at such other Party's expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings.

III.  REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iv) such Party's Promotional Materials will neither infringe on any U.S. copyright, U.S. patent or any other third party right nor violate any applicable law or regulation and
(v) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

IV.  CONFIDENTIALITY

Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the disclosure of Confidential Information of the other Party, other than to its employees, or to its other agents who must have access to such Confidential Information for such Party to perform its obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order or as reasonably advised by legal counsel. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will
(i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

V.  RELATIONSHIP WITH AOL MEMBERS


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

SOLICITATION OF SUBSCRIBERS. (a) During the term of this Agreement and for a two year period thereafter, ICP will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, ICP will not send unsolicited, commercial e-mail (i.e., "spam") or other online communications through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL Member to whom commercial e-mail or other online communication is being sent has voluntarily either (i) engaged in a transaction with ICP or (ii) provided information to ICP through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail or other online communications being sent to that AOL Member by ICP or its agents. Any commercial e-mail or other online communications to AOL Members which are otherwise permitted hereunder will (x) include a prominent and easy means to "opt-out" of receiving any future commercial e-mail communications from ICP and
(y) shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

(b) ICP shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement ("Member Information") complies with (i) all applicable laws and regulations and (ii) AOL's standard privacy policies, available on the AOL Service at the keyword term "Privacy" (or, in the case of the ICP Internet Site, ICP's standard privacy policies so long as such policies are prominently published on the site and provide adequate notice, disclosure and choice to users regarding ICP's collection, use and disclosure of user information). ICP will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

EMAIL NEWSLETTERS. Any email newsletters sent to AOL Members by ICP or its agents shall (i) be subject to AOL's policies on use of the email functionality, including but not limited to AOL's policy on unsolicited bulk email, (ii) be sent only to AOL Members requesting to receive such newsletters, (iii) not contain Content which violates AOL's Terms of Service, and (iv) not contain any advertisements, marketing or promotion for any other Interactive Service.

AOL MEMBER COMMUNICATIONS. To the extent ICP is otherwise permitted to send communications to AOL Members (in accordance with the other requirements contained herein): in any such communications to AOL Members on or off the ICP Internet Site (including, without limitation, e-mail solicitations), ICP will limit the subject matter of such communications to those categories of products, services and/or content that are specifically contemplated by this Agreement and will not encourage AOL Members to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (i) using an Interactive Site other than the ICP Internet Site for the purchase of Products, (ii) using Content other than the Licensed Content; (iii) bookmarking of Interactive Sites; or (iv) changing the default home page on the AOL browser. Additionally, with respect to such AOL Member communications, in the event that ICP encourages an AOL Member to purchase products through such communications, ICP shall ensure that (a) the AOL Network is expressly promoted as the primary means through which the AOL Member can access the ICP Internet Site (including without limitation by stating the applicable Keyword Search Term and including direct links to specific offers within the ICP Internet Site) and
(b) any link to the ICP Internet Site will link to a page which indicates to the AOL Member that such user is in a site which is affiliated with the AOL Network.

VI.  TREATMENT OF CLAIMS

LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THIS AGREEMENT, THE USE OF OR INABILITY TO USE THE AOL NETWORK OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION BELOW. EXCEPT AS PROVIDED BELOW IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE HEREUNDER IN THE YEAR IN WHICH THE EVENT GIVING RISE TO SUCH LIABILITY OCCURRED; PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.

NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL TOOLS, OR ANY AOL PUBLISHING TOOLS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF AOL NETWORK OR THE ICP INTERNET SITE.

INDEMNITY. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach or alleged breach of any duty, representation, or warranty of this Agreement. In addition, ICP will defend, indemnify, save and hold harmless AOL and AOL's officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities arising out of or in any way related to the Licensed Content.

If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party shall give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice shall (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party shall have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) day period, the Indemnifying Party shall be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party shall have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party shall be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party shall have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action shall require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

ACKNOWLEDGMENT. AOL AND ICP EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE LIMITATIONS AND DISCLAIMERS RELATED TO WARRANTIES AND LIABILITY CONTAINED IN THIS AGREEMENT ARE INTENDED TO LIMIT THE CIRCUMSTANCES AND EXTENT OF LIABILITY. THE PROVISIONS OF THIS SECTION VI SHALL BE ENFORCEABLE INDEPENDENT OF AND SEVERABLE FROM ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.

VII.  ARBITRATION

(a) The Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, claim, controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such timeframe, the Dispute shall be submitted to the Management Committee for resolution. For ten (10) days after the Dispute was submitted to the Management Committee, the Management Committee shall have the exclusive right to resolve such Dispute; provided further that the Management Committee shall have the final and exclusive right to resolve Disputes arising from any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten (10) day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the Dispute will be subject to the resolution mechanisms described below. "Management Committee" shall mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to amicably resolve the dispute as set forth in this


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paragraph (a) and then, only in compliance with the procedures set forth in this
Section.

(b) Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which shall be resolved by the Parties solely and exclusively through amicable resolution as set forth in paragraph (a)), any Dispute not resolved by amicable resolution as set forth in paragraph (a) shall be governed exclusively and finally by arbitration. Such arbitration shall be conducted by the American Arbitration Association ("AAA") in Washington, D.C. and shall be initiated and conducted in accordance with the Commercial Arbitration Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes ("Complex Procedures"), as such rules shall be in effect on the date of delivery of a demand for arbitration ("Demand"), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

(c) The arbitration panel shall consist of three arbitrators. Each Party shall name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, shall be a neutral participant, with no prior working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the Parties agree otherwise.

(d) The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, shall govern the arbitrability of all Disputes. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence shall apply in toto. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.

(e) The arbitrators shall have the authority to award compensatory damages only. Any award by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party's financial statements.

(f) Each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such Party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be born equally by the parties. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and award Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys' Fees to the prevailing Party as determined by the arbitrators.

(g) Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section or law (collectively, "Non-Arbitration Claims") shall be brought in a court of competent jurisdiction in the State of New York. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts situated in the State of New York, over any and all Non-Arbitration Claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims or to enforce a judgment rendered in an arbitration proceeding.

VIII.  MISCELLANEOUS

AUDITING RIGHTS. Each Party shall maintain complete, clear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of this Agreement ("Records"). All such Records shall be maintained for a minimum of five (5) years following termination of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL shall have the right, at its expense, to conduct a reasonable and necessary copying and inspection of portions of the Records of ICP that are directly related to amounts payable to AOL pursuant to this Agreement, which right may, at AOL's option, be exercised by directing an independent certified public accounting firm to conduct such inspection. For the sole purpose of ensuring compliance with this Agreement, ICP shall have the right, at its expense, to direct an independent certified public accounting firm subject to strict confidentiality restrictions to conduct a reasonable and necessary copying and inspection of portions of the Records of AOL that are directly related to amounts payable to ICP pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following. Such audits shall not be made more frequently than once every twelve months. No such audit of AOL shall occur during the period beginning on June 1 and ending October 1. In lieu of providing access to its Records as described above, AOL shall be entitled to provide ICP with a report from an independent certified public accounting firm confirming the information to be derived from such Records.

EXCUSE. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

NOTICE. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network (to screenname "AOLNotice@aol.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed;
(iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of ICP, except as otherwise specified herein, the notice address shall be the address for ICP set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each Party shall, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified by the other Party.

SURVIVAL. Sections IV, V, VI, VII and VIII of this Exhibit C, shall survive the completion, expiration, termination or cancellation of this Agreement. In addition, all payment terms of this Agreement and any provision that expressly states that it shall survive or which, by its nature, must survive the completion, expiration, termination or cancellation of this Agreement, shall survive the completion, expiration, termination or cancellation of this Agreement.

ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

AMENDMENT. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

FURTHER ASSURANCES. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

ASSIGNMENT. ICP shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of this


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

Agreement by any successor to ICP (including, without limitation, by way of merger, consolidation or sale of all or substantially all of ICP's stock or assets) shall be subject to AOL's prior written approval. Further, in the event of (i) any Change of Control of ICP resulting in control of ICP by an Interactive Service or an entity that controls, is controlled by or is under common control with an Interactive Service, or (ii) any Change of Control of AOL, AOL shall have the right to terminate this Agreement upon written notice to ICP. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. If AOL elects to terminate this Agreement under this provision, AOL shall make a pro rata refund of the cash payments made by ICP.

SUBCONTRACTORS. To the extent ICP desires to utilize consultants or subcontractors to perform a material portion of its obligations under this Agreement, utilization of such consultants and/or subcontractors shall be subject to AOL's prior written approval and ICP shall provide AOL with direct contact information for the employees of such consultants and/or subcontractors who are responsible for performing such obligations, which employees shall be available during business hours for consultation with AOL. ICP shall be responsible for ensuring that all consultants and subcontractors comply with this Agreement and ICP shall be liable for any breaches of this Agreement caused by any consultant or subcontractor.

CONSTRUCTION; SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

REMEDIES. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

EXPORT CONTROLS. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures sent by facsimile shall be deemed original signatures.

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                                    EXHIBIT D


                  CERTIFICATION OF COMPLIANCE WITH COMMITMENTS
                              REGARDING PROMOTIONS

Pursuant to Section 3.3 of the Interactive Services Agreement between ______________ ("ICP") and America Online, Inc. ("AOL"), dated as of
_________________, 1999 (the "Agreement"), the following report is delivered to AOL for the period beginning _____________ and ending __________ (the "Period"):

I.       PROMOTIONAL COMMITMENTS

ICP hereby certifies to AOL that ICP completed the following promotional commitments during the Period:

    TYPE OF PROMOTION  DATE(S) OF  DURATION/CIRCULATION OF  RELEVANT CONTRACT
                       PROMOTION   PROMOTION                SECTION
--------------------------------------------------------------------------------
1.

--------------------------------------------------------------------------------
2.

--------------------------------------------------------------------------------
3.


IN WITNESS WHEREOF, this Certificate has been executed this ___ day of ___________, 199_.

______________________________________

By: __________________________________

Print Name:  _________________________

Title: _______________________________

Date: ________________________________



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                                    EXHIBIT E

                          TECHNICAL OPERATING STANDARDS

1. ICP Internet Site Infrastructure. ICP will be responsible for all communications, hosting and connectivity costs and expenses associated with the ICP Internet Site. ICP will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the ICP Internet Site from the AOL Network. ICP will design and implement the network between the AOL Service and ICP Internet Site such that (i) no single component failure will have a materially adverse impact on AOL Members seeking to reach the ICP Internet Site from the AOL Network and (ii) no single line under material control by ICP will run at more than 70% average utilization for a 5-minute peak in a daily period. In this regard, ICP will provide AOL, upon request, with a detailed network diagram regarding the architecture and network infrastructure supporting the ICP Internet Site. In the event that ICP elects to create a custom version of the ICP Internet Site in order to comply with the terms of this Agreement, ICP will bear responsibility for all aspects of the implementation, management and cost of such customized site.

2. Optimization; Speed. ICP will use commercially reasonable efforts to ensure that: (a) the functionality and features within the ICP Internet Site are optimized for the client software then in use by AOL Members; and (b) the ICP Internet Site is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site. At a minimum, ICP will ensure that the ICP Internet Site's data transfers initiate within fewer than fifteen (15) seconds on average. Prior to commercial launch of any material promotions described herein, ICP will permit AOL to conduct performance and load testing of the ICP Internet Site (in person or through remote communications), with such commercial launch not to commence until such time as AOL is reasonably satisfied with the results of any such testing.

3. User Interface. ICP will maintain a graphical user interface within the ICP Internet Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Promotions and to conduct focus group testing to assess compliance with respect to such consultation and with respect to ICP's compliance with the preceding sentence.

4. Technical Problems. ICP agrees to use commercially reasonable efforts to address material technical problems (over which ICP exercises control) affecting use by AOL Members of the ICP Internet Site (an "ICP Technical Problem") promptly following notice thereof. In the event that ICP is unable to promptly resolve an ICP Technical Problem following notice thereof from AOL (including, without limitation, infrastructure deficiencies producing user delays), AOL will have the right to regulate the promotions it provides to ICP hereunder until such time as ICP corrects the ICP Technical Problem at issue.

5. Monitoring. ICP will ensure that the performance and availability of the ICP Internet Site is monitored on a continuous (24 X 7) basis. ICP will provide AOL with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for ICP's principal business and technical representatives, for use in cases when issues or problems arise with respect to the ICP Internet Site.

6. Telecommunications. Where applicable the ICP will utilize encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line over which the ICP has material control runs at more than 70% average utilization for a 5-minute peak in a daily period.

7. Security. ICP will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the ICP Internet Site. ICP will facilitate periodic reviews of the ICP Internet Site by AOL in order to evaluate the security risks of such site. ICP will promptly remedy any security risks or breaches of security as may be identified by AOL's Operations Security team.

8.  Technical Performance.

    i. ICP will design the ICP Internet Site to support the AOL-Client embedded versions of the Microsoft Internet Explorer 3.XX and 4.XX browsers (Windows and Macintosh), the Netscape Browser 4.XX and make commercially reasonable efforts to support all other AOL browsers listed at:
        "http://webmaster.info.aol.com."

    ii. To the extent ICP creates customized pages on the ICP Internet Site for AOL Members, ICP develop and employ a methodology to detect AOL Members (e.g., examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at: http://webmaster. info.aol.com and referenced under the heading "Browser Detection."

    iii. ICP will periodically review the technical information made available by AOL at http://webmaster.info.aol.com.

    iv. ICP will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 and to adhere to AOL's parameters for refreshing or preventing the caching of information in AOL's proxy system as outlined in the document provided at the following URL: http://webmaster.info.aol.com. ICP is responsible for the manipulation of these parameters in web based objects so as allow them to be cached or not cached as outlined in RFC 1945.

    v. Prior to releasing material, new functionality or features through the ICP Internet Site ("New Functionality"), ICP will use commercially reasonable efforts to either (i) test the New Functionality to confirm its compatibility with AOL Service client software and (ii) provide AOL with written notice of the New Functionality so that AOL can perform tests of the New Functionality to confirm its compatibility with the AOL Service client software. Should any new material, new functionality or features through the ICP Internet Site be released without notification to AOL, AOL will not be responsible for any adverse member experience until such time that compatibility tests can be performed and the new material, functionality or features qualified for the AOL Service.

9. AOL Internet Services Partner Support. AOL will provide ICP with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-


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

    based partners. AOL support will not, in any case, be involved with content creation on behalf of ICP or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any ICP area other than the ICP Internet Site. Support to be provided by AOL is contingent on ICP providing to AOL demo account information (where applicable), a detailed description of the ICP Internet Site's software, hardware and network architecture and access to the ICP Internet Site for purposes of such performance and the coordination load testing as AOL elects to conduct.

10. ICP Programming. The terms and conditions of this Exhibit applicable to the ICP Internet Site shall apply equally to any ICP Programming that is (a) programmed in HTML or (b) web-based.

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

                                    EXHIBIT F

                               KEYWORD GUIDELINES

PRINT/GRAPHIC

o         Preferred listing: (AOL Logo appears) America Online Keyword:
                             Park N View or PNV America Online Keyword:
                             Park N View or PNV

o If necessary, due to space constraints, listing may (pending approval) appear as follows:

 AOL KEYWORD: PARK N VIEW OR PNV

o         Every effort should be made to have 'America Online' spelled out

o         Capitalization - listing should appear in initial caps only
          Note: When America Online is abbreviated to AOL - AOL must appear in all caps. K of Keyword must always be capitalized

o         Font, Font style and Size must all be consistent

o Listing size must be of equal prominence to that of any/all other URLs featured

BROADCAST/RADIO

o America Online Keyword must be orally announced in its entirety (even if an accompanying graphic is set with AOL versus America Online)

     Example voiceover would read:
         "For more information, please visit America Online Keyword: Park N View or PNV"

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                                    EXHIBIT G

                             OTHER MEDIA PROMOTIONS


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

                                    EXHIBIT H

           AOL.COM AND NETSCAPE NETCENTER USAGE REPORTING REQUIREMENTS

AOL may, from time to time, modify (e.g., replace, add or delete): (a) the format of the reports required, (b) the frequency of the reports, or (c) the data required therein, upon reasonable advance notice to ICP.

All of the foregoing usage reports shall be delivered separately for each Territory.

DEFINITIONS

For purposes of this Exhibit C, definitions are as follows:

Page Views

Page Views are units of measurement that represent the number of requests for a page of content. A page of content is, but is not limited to, a static page such as an HTML document or a dynamically generated page such as from a CGI script.
Exception: Pages containing framesets should not be counted and only the pages within the frameset containing principle content should be counted.

Total Page Views

The sum of all Page Views for all co-branded content hosted by the ICP.

Unique Visitors

The number of different Visitors who access a site within a specific time period as determined by AOL. To identify unique users, Web sites need a unique identifier, which may be obtained through some form of user registration or identification system. AOL may change the definition of "unique visitors" from time to time upon notice to ICP.

Visitor

An individual who interacts with a Website.

Visits

A series of page requests by a Visitor without a specified period of inactivity (usually 30 consecutive minutes). If a Visitor leaves the site and comes back within that specified period of inactivity, it is counted as part of the same Visit.

1. REPORT FREQUENCY

The report frequency is weekly. The weekly report period is Thursday to Wednesday, with weekly reports due the following day, Thursday by noon PST.

2. REPORT DELIVERY

The report shall be emailed to <partner-reports@netscape.com> and any other email address designated by AOL in the Weekly Report Format.


3. REPORT SPECIFICATIONS: THE REPORT MUST COVER THE FOLLOWING INFORMATION:


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

3.1. Breakdown of Total Page Views by day for the entire co-branded site; daily Total Page Views for each area within the site and, if applicable and if daily Page Views exceed 200,000 per day, then the break down of individual Page Views shall be provided daily in each area.

3.2. Breakdown of registration numbers.

3.3. Breakdown of Visits by day, if online reporting is required.

3.4. Optional: Unique Visitors by day, week and month, if applicable.

4. ICP INFORMATION

ICP provides to AOL Report Team the following information upon execution/signature of contract:

    -   ICP Name

    -   ICP Contact Name

    -   ICP phone number and e-mail

    -   ICP technical contact phone, pager and e-mail

    -   location of online ICP traffic reports (if applicable)

        ->  URL location

        ->  Login/password

        ->  Does AOL need a Static IP address for access

    -   Channel/directory names

    -   subchannel/subdirectory names

5. WEEKLY REPORT FORMAT

The following example is received weekly by NOON Thursdays via e-mail to: partner-reports@netscape.com (and/or other email address designated by AOL):

Subject: Partner Traffic Report for <ICPname> from <mm-dd-yyyy> through
<mm-dd-yyyy>

date,mm-dd-yyyy,mm-dd-yyyy,mm-dd-yyyy,mm-dd-yyyy,mm-dd-yyyy,mm-dd-yyyy, mm-dd-yyyy

                Total Page Views, x1,x2,x3,x4,x5,x6,x7
                channelname1, y1,y2,y3,y4,y5,y6,y7
                channelname2,y1,y2,y3,y4,y5,y6,y7
                channelname1:sub-channelname1,z1,z2,z3,z4,z5,z6,z7
                channelname1:sub-channelname2,z1,z2,z3,z4,z5,z6,z7
                etc....

       Definitions
       date = mm-dd-yyyy
       channelname = an alphanumeric string excluding colons (:), or commas (,).

       Spaces are allowed.
       subchannelname = an alphanumeric string excluding embedded colons
       (:), or commas (,), separated from a channel by a colon. Spaces are allowed.
           x1,x2,x3... = the actual number of Page Views for each date. y1,y2,y3... = the actual number of channelname Page Views for each date.
           z1,z2,z3... = the actual number of sub-channelname Page Views for each date.


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

        Example

        Subject: Partner Traffic Report for Classified2000 from 09-03-1998 through 09-09-1998 date,09-03-1998,09-04-1998,09-05-1998,09-06-1998,09-07-1998,
            08-03-1998,09-09-1998
            Total Page Views,271652,254771,140885,153994,289143,301992,278666
home page,78948,75321,43999,52917,79434,85019,67554 computers,34958,37988,22908,
24958,40984,43959,32093
autos,747,857,343,565,867,949,767 computers:apples,2938,5954,4349,3876,7433,
8578,7657
computers:pcs,32020,32034,18559,21082,33551,35381,24436 etc...

6.  ACCESS LOGS

Access logs will be subject to review or audit by I/Pro at AOL's request on a quarterly basis in addition to the au

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                                    EXHIBIT I
                            FORM OF WARRANT AGREEMENT




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